Exhibit 24

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jong S. Whang, Bradley C. Anderson and Robert T. Hass, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, and fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Chief Executive Officer and
/s/ Jong S. Whang	Director (Principal Executive	August 4, 2010
Jong S. Whang	Officer)
Vice President -- Finance, Chief
Financial Officer, Treasurer and
/s/ Bradley C. Anderson	Secretary (Principal Financial	August 4, 2010
Bradley C. Anderson	Officer)

/s/ Robert T. Hass	Chief Accounting Officer (Principal	August 4, 2010
Robert T. Hass	Accounting Officer)

/s/ Michael Garnreiter	Director	August 4, 2010
Michael Garnreiter

/s/ Alfred W. Giese	Director	August 4, 2010
Alfred W. Giese

/s/ Egbert Jan Geert Goudena	Director	August 4, 2010
Egbert Jan Geert Goudena

/s/ Jeong Mo Hwang	Director	August 4, 2010
Jeong Mo Hwang

/s/ Robert F. King	Director	August 4, 2010
Robert F. King